Exhibit 99.1

ELDORADO RESORTS REPORTS FIRST QUARTER NET REVENUE OF $440.2 MILLION,

OPERATING INCOME OF $54.2 MILLION AND ADJUSTED EBITDA OF $103.5 MILLION

Reno, Nev. (May 3, 2018) – Eldorado Resorts, Inc. (NASDAQ: ERI) (“Eldorado,” “ERI,” or “the Company”) today reported operating results for the first quarter ended March 31, 2018.

($ in thousands, except per share data)	Total Net Revenue
	Three Months Ended
	March 31,
	2018	2017	2017 Pre-Acquisition(1)	2017 Total(2)	Change
West	$99,579	$63,488	$32,413	$95,901	3.8%
Midwest	100,795	—	105,958	105,958	(4.9)%
South	122,800	32,560	98,881	131,441	(6.6)%
East	116,891	106,287	8,727	115,014	1.6%
Corporate and Other	127	58	181	239	(46.9)%

Total Net Revenue (3)	$440,192	$202,393	$246,160	$448,553	(1.9)%

($ in thousands, except per share data)	Operating Income
	Three Months Ended
	March 31,
	2018	2017	2017 Pre-Acquisition(1)	2017 Total(2)	Change
West	$10,139	$1,355	$6,816	$8,171	24.1%
Midwest	26,676	—	24,182	24,182	10.3%
South	13,359	5,918	19,347	25,265	(47.1)%
East	19,131	15,034	(875)	14,159	35.1%
Corporate and Other	(15,111)	(8,279)	(6,261)	(14,540)	3.9%

Total Operating Income (3)	$54,194	$14,028	$43,209	$57,237	(5.3)%

($ in thousands, except per share data)	Adjusted EBITDA
	Three Months Ended
	March 31,
	2018	2017	2017 Pre-Acquisition(1)	2017 Total(2)	Change
West	$18,424	$6,158	$9,591	$15,749	17.0%
Midwest	34,515	—	34,170	34,170	1.0%
South	32,217	7,850	23,699	31,549	2.1%
East	26,180	24,070	(162)	23,908	9.5%
Corporate and Other	(7,792)	(4,794)	(4,267)	(9,061)	(14.0)%

Total Adjusted EBITDA (4)	$103,544	$33,284	$63,031	$96,315	7.5%

Net Income	$20,855	$945

Basic EPS	$0.27	$0.02

Diluted EPS	$0.27	$0.02

1.	Figures are for Isle of Capri Casinos, Inc. (“Isle”) for the three months ended March 31, 2017. Such figures were prepared by the Company to reflect Isle’s unaudited consolidated historical net revenues, operating income and Adjusted EBITDA for periods corresponding to ERI’s fiscal quarterly calendar. Such figures are based on the unaudited internal financial statements and have not been reviewed by the Company’s auditors and do not conform to GAAP.
2.	Total figures for 2017 include combined results of operations for Isle and ERI for periods preceding the date that ERI acquired Isle. Such presentation does not conform with GAAP or the Securities and Exchange Commission rules for pro forma presentation; however, we believe that the additional financial information will be helpful to investors in comparing current results with results of prior periods. This is non-GAAP data and should not be considered a substitute for data prepared in accordance with GAAP, but should be viewed in addition to the results of operations reported by the Company.

3.	The prior period presentation has been adjusted for the adoption of Accounting Standards Codification (ASC) No. 606 “Revenue from Contracts with Customers” effective January 1, 2018 utilizing the full retrospective transition method. See reconciliation table on the last page of this release for further details.
4.	Adjusted EBITDA is not a GAAP measurement and is presented solely as a supplemental disclosure because the Company believes it is a widely used measure of operating performance in the gaming industry. See “Reconciliation of GAAP Measures to Non-GAAP Measures” below for a definition of Adjusted EBITDA and a quantitative reconciliation of Adjusted EBITDA to operating income (loss), which the Company believes is the most comparable financial measure calculated in accordance with GAAP.

“Eldorado’s strong operating and financial momentum continued into 2018, as we delivered Adjusted EBITDA growth at 15 of our 20 properties in the first quarter despite challenging weather that impacted operations nearly system wide in January and February as well as our Reno operations in March,” said Gary Carano, Chairman and Chief Executive Officer of Eldorado. “First quarter Adjusted EBITDA rose 7.5% to $103.5 million despite a 1.9% net revenue decline, as our property level Adjusted EBITDA margin rose 180 basis points to 25.3% and our consolidated Adjusted EBITDA margin increased 200 basis points to 23.5%.

“Our focus on generating profitable revenue across the portfolio has benefited near-term results and further established a foundation for free cash flow growth from our regional gaming platform. We continue to emphasize customer service while we execute on margin enhancement initiatives by lowering customer acquisition, traditional advertising, food and beverage, and labor costs across our property portfolio.

“At the same time, we have generated healthy returns from targeted investments that improve our guests’ experiences and elevate our properties overall competitiveness in their markets. As part of the continuing evolution of the Reno Tri-Properties, we are building a new world-class spa at Silver Legacy. We will have substantially renovated every room at Circus Circus Reno by July and will start the first phase of 300 rooms at Silver Legacy and 42 high-end suites at Eldorado after the busy summer season. In Black Hawk we expect to renovate all 402 hotel rooms this winter. In addition, last week we announced a joint venture with the Cordish Companies for the development of a new world-class, mixed-use entertainment and hospitality destination anchored by our Isle Casino Racing Pompano Park.

“Last month, we announced the acquisition of Grand Victoria Casino in Elgin, IL and the acquisition of seven Tropicana Entertainment properties. We expect both transactions to be immediately accretive to our financial results, including free cash flow, and do not expect to make immediate significant cap-ex investment in the acquired properties. We believe the financing structure for the proposed Tropicana Entertainment acquisition represents an innovative opportunity to drive free cash flow growth and create new value for our shareholders as six of the acquired properties will be subject to a master lease agreement with a real estate investment trust. As we move through the regulatory review process in advance of the expected closings in the fourth quarter for both acquisitions, we are creating detailed integration plans. We expect our experienced management teams and operating discipline will allow us to realize the targeted synergies within the first year of our ownership of the properties. After giving effect to the acquisitions and the planned divestitures of Presque Isle Downs and Lady Luck Casino Vicksburg, our regional gaming operations will include 26 properties and will feature nearly 28,000 slot machines, more than 850 table games and approximately 12,500 hotel rooms.

“Our ability to structure accretive transactions and meet and exceed synergy targets through the application of disciplined operating principles has proven effective in growing and diversifying our operating platform and free cash flow. We believe that our return-focused investments in our portfolio, the formation of a JV to master plan and develop the area surrounding Pompano Park, and our planned acquisitions of Tropicana Entertainment and the Grand Victoria Casino, position us well to continue growing our regional gaming platform and create new value for our shareholders.”

Balance Sheet and Liquidity

At March 31, 2018, Eldorado had $183.1 million in cash and cash equivalents and $3.7 million in restricted cash. Outstanding indebtedness at March 31, 2018 totaled $2.2 billion, with no amounts outstanding on the Company’s revolving credit facility. Capital expenditures in the first quarter of 2018 totaled $21.3 million.

Summary of 2018 First Quarter Region Results

On February 18, 2018, Eldorado announced that the Company entered into definitive agreements to sell Lady Luck Casino Vicksburg and Presque Isle Downs & Casino. The Lady Luck Casino Vicksburg sale is expected to be completed in the second or third quarter of 2018 and the sale of Presque Isle Downs & Casino is expected to be completed in the second half of 2018. The property results will be included in continuing operations until the respective transactions are completed.

West Region (Reno Tri-Properties, Isle Casino Hotel Black Hawk and Lady Luck Casino Black Hawk)

Net revenue for the West Region properties for the quarter ended March 31, 2018 increased approximately 3.8% to $99.6 million compared to $95.9 million in the prior-year period, while operating income rose to $10.1 million from $8.2 million in the year-ago quarter. Adjusted EBITDA increased 17.0% to $18.4 million reflecting an Adjusted EBITDA margin of 18.5% compared to Adjusted EBITDA of $15.7 million on an Adjusted EBITDA margin of 16.4% in the prior-year period. Adjusted EBITDA increased year over year at the Reno Tri-Properties and at both Isle Black Hawk and Lady Luck Black Hawk, with the combined Adjusted EBITDA margin for the Black Hawk properties exceeding 30% for the third consecutive quarter.

Midwest Region (Isle Casino Waterloo, Isle Casino Bettendorf, Isle of Capri Casino Boonville, Isle Casino Cape Girardeau, Lady Luck Casino Caruthersville and Isle of Capri Casino Kansas City)

Net revenue for the Midwest Region properties for the quarter ended March 31, 2018 decreased approximately 4.9% to $100.8 million compared to $106.0 million in the prior-year period, while operating income rose to $26.7 million from $24.2 million in the year-ago quarter. Adjusted EBITDA rose approximately 1.0% to $34.5 million as the Adjusted EBITDA margin for the segment rose 200 basis points to 34.2%. Adjusted EBITDA increased year over year at four of the six Midwest Region properties and was essentially flat at another property. Adjusted EBITDA for the Midwest Region in the prior-year period was $34.2 million reflecting an Adjusted EBITDA margin of 32.2%.

South Region (Isle Casino Racing Pompano Park, Eldorado Shreveport, Isle of Capri Casino Lula, Lady Luck Casino Vicksburg and Isle of Capri Lake Charles)

Net revenue for the South Region properties for the quarter ended March 31, 2018 declined approximately 6.6% to $122.8 million compared to $131.4 million in the prior-year period, while operating income decreased to $13.4 million from $25.3 million in the year-ago quarter. The decrease in operating income for the first quarter 2018 reflects a $9.8 million impairment charge for Lady Luck Casino Vicksburg. Adjusted EBITDA increased 2.1% to $32.2 million as the Adjusted EBITDA margin for the segment rose 220 basis points to 26.2%. Adjusted EBITDA for the South Region in the prior-year period was $31.5 million reflecting an Adjusted EBITDA margin of 24.0%. Adjusted EBITDA for Isle of Capri Lake Charles increased more than 19% as the Company continues to execute on opportunities for significant improvement following the termination of the sale agreement for the property in the 2017 fourth quarter.

East Region (Presque Isle Downs and Casino, Lady Luck Casino Nemacolin, Eldorado Scioto Downs Racino and Mountaineer Casino, Racetrack and Resort)

Net revenue for the East Region properties for the quarter ended March 31, 2018 increased approximately 1.6% to $116.9 million compared to $115.0 million in the prior-year period, while operating income grew to $19.1 million from $14.2 million in the year-ago quarter. Adjusted EBITDA for the East Region rose 9.5% to $26.2 million compared to Adjusted EBITDA of $23.9 million in the prior-year period as the East Region’s Adjusted EBITDA margin improved 160 basis points to 22.4%. Eldorado Scioto Downs generated Adjusted EBITDA growth for the thirteenth consecutive quarter.

Reconciliation of GAAP Measures to Non-GAAP Measures

Adjusted EBITDA (defined below), a non-GAAP financial measure, has been presented as a supplemental disclosure because it is a widely used measure of performance and basis for valuation of companies in our industry and we believe that this non-GAAP supplemental information will be helpful in understanding the Company’s ongoing operating results. Adjusted EBITDA represents operating income (loss) before depreciation and amortization, stock based compensation, transaction expenses, severance expense, costs associated with the Vicksburg and Presque sales, impairment charges, equity in income of unconsolidated affiliates, (gain) loss on the sale or disposal of property and equipment, and other regulatory gaming assessments, including the impact of the change in regulatory reporting requirements, to the extent that such items existed in the periods presented. Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with accounting principles generally accepted in the United States (“US GAAP”), is unaudited and should not be considered an alternative to, or more meaningful than, net income (loss) as an indicator of our operating performance. Uses of cash flows that are not reflected in Adjusted EBITDA include capital expenditures, interest payments, income taxes, debt principal repayments and certain regulatory gaming assessments, which can be significant. As a result, Adjusted EBITDA should not be considered as a measure of our liquidity. Other companies that provide EBITDA information may calculate EBITDA differently than we do. The definition of Adjusted EBITDA may not be the same as the definitions used in any of our debt agreements.

First Quarter Conference Call

Eldorado will host a conference call at 4:30 p.m. ET today. Senior management will discuss the financial results and host a question and answer session. The dial in number for the audio conference call is 719/457-2664, conference ID 7597773 (domestic and international callers). Participants can also access a live webcast of the call through the “Events & Presentations” section of Eldorado’s website at http://www.eldoradoresorts.com/ and a replay of the webcast will be archived on the site for 90 days following the live event.

About Eldorado Resorts, Inc.

Eldorado Resorts is a leading casino entertainment company that owns and operates twenty properties in ten states, including Colorado, Florida, Iowa, Louisiana, Mississippi, Missouri, Nevada, Ohio, Pennsylvania and West Virginia. In aggregate, Eldorado’s properties feature approximately 21,000 slot machines and VLTs and 600 table games, and over 7,000 hotel rooms. On April 16, 2018, the Company announced that it entered into acquisition agreements for Tropicana Entertainment Inc. and the Grand Victoria Casino in Elgin, IL. The transactions are expected to close in the 2018 fourth quarter. For more information, please visit www.eldoradoresorts.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding our strategies, objectives and plans for future development or acquisitions of properties or operations, as well as expectations, future operating results and other information that is not historical information. When used in this press release, the terms or phrases such as “anticipates,” “believes,” “projects,” “plans,” “intends,” “expects,” “might,” “may,”

“estimates,” “could,” “should,” “would,” “will likely continue,” and variations of such words or similar expressions are intended to identify forward-looking statements. Although our expectations, beliefs and projections are expressed in good faith and with what we believe is a reasonable basis, there can be no assurance that these expectations, beliefs and projections will be realized. There are a number of risks and uncertainties that could cause our actual results to differ materially from those expressed in the forward-looking statements which are included elsewhere in this press release. Such risks, uncertainties and other important factors include, but are not limited to: our ability to obtain required regulatory approvals (including approval from gaming regulators and expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976) and satisfy or waive other closing conditions to consummate the acquisition of Tropicana and the Grand Victoria Casino and the disposition of Presque Isle Downs and Lady Luck Casino Vicksburg on a timely basis; the possibility that the one or more of such transactions do not close on the terms described herein or that we are required to modify aspects of one or more of such transactions to obtain regulatory approval; our ability to promptly and effectively implement our operating strategies at the acquired properties and integrate our business and the business of the acquired companies to realize the synergies contemplated by the proposed acquisitions; our ability to obtain debt financing on the terms expected, or at all, and timely receive proceeds from the sale of Presque Isle Downs and Lady Luck Casino Vicksburg to fund the acquisitions; the possibility that the business of Tropicana or the Grand Victoria Casino may suffer as a result of the announcement of the acquisition; our ability to retain key employees of the acquired companies; the outcome of legal proceedings that may be instituted as a result of the proposed transactions; our substantial indebtedness and the impact of such obligations on our operations and liquidity; competition; sensitivity of our operations to reductions in discretionary consumer spending and changes in general economic and market conditions; governmental regulations and increases in gaming taxes and fees in jurisdictions in which we operate; and other risks and uncertainties described in our reports on Form 10-K, Form 10-Q and Form 8-K.

In light of these and other risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur. These forward-looking statements speak only as of the date of this press release, even if subsequently made available on our website or otherwise, and we do not intend to update publicly any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made, except as may be required by law.

Contact:
Thomas Reeg	Joseph N. Jaffoni, James Leahy
President and Chief Financial Officer	JCIR
Eldorado Resorts, Inc.	212/835-8500
775/328-0112	eri@jcir.com
investorrelations@eldoradoresorts.com

- tables follow -

ELDORADO RESORTS, INC.

CONSOLIDATED STATEMENTS OF INCOME

($ in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2018	2017 (1)
REVENUES:
Casino	$339,458	$141,554
Pari-mutuel commissions	4,070	636
Food and beverage	52,198	32,421
Hotel	30,741	19,305
Other	13,725	8,477

Net revenues	440,192	202,393

EXPENSES:
Casino	165,850	79,981
Pari-mutuel commissions	3,701	1,207
Food and beverage	44,776	26,018
Hotel	12,506	9,079
Other	7,405	6,169
Marketing and promotions	21,301	10,129
General and administrative	74,202	31,800
Corporate	11,569	6,574
Impairment charges	9,815	—
Depreciation and amortization	31,534	15,604

Total operating expenses	382,659	186,561
(LOSS) GAIN ON SALE OR DISPOSAL OF PROPERTY AND EQUIPMENT	(706)	32
TRANSACTION EXPENSES	(2,548)	(1,614)
EQUITY IN LOSS OF UNCONSOLIDATED AFFILIATES	(85)	(222)

OPERATING INCOME	54,194	14,028

OTHER INCOME (EXPENSE):
Interest expense, net	(31,251)	(12,670)

Total other expense	(31,251)	(12,670)

NET INCOME BEFORE INCOME TAXES	22,943	1,358
PROVISION FOR INCOME TAXES	(2,088)	(413)

NET INCOME	$20,855	$945

Net Income per share of Common Stock:
Basic	$0.27	$0.02

Diluted	$0.27	$0.02

Weighted Average Basic Shares Outstanding	77,353,730	47,120,751

Weighted Average Diluted Shares Outstanding	78,080,049	48,081,281

1.	The prior period presentation has been adjusted for the adoption of Accounting Standards Codification (ASC) No. 606 “Revenue from Contracts with Customers” effective January 1, 2018 utilizing the full retrospective transition method. See reconciliation table on the last page of this release for further details.

ELDORADO RESORTS, INC.

SUMMARY INFORMATION AND RECONCILIATION OF

OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

($ in thousands)

	Three Months Ended March 31, 2018
	Operating Income (Loss)	Depreciation and Amortization	Stock-Based Compensation	Transaction Expenses (3)	Other (4)	Adjusted EBITDA
West	$10,139	$8,189	$63	$—	$33	$18,424
Midwest	26,676	7,645	44	—	150	34,515
South	13,359	8,531	25	—	10,302	32,217
East	19,131	6,049	5	—	995	26,180
Corporate and Other	(15,111)	1,120	3,542	2,548	109	(7,792)

Total	$54,194	$31,534	$3,679	$2,548	$11,589	$103,544

	Three Months Ended March 31, 2017 (5)
	Operating Income (Loss)	Depreciation and Amortization	Stock-Based Compensation	Transaction Expenses (3)	Other (4)	Adjusted EBITDA
Excluding Pre-Acquisition:
West	$1,355	$4,643	$—	$—	$160	$6,158
Midwest	—	—	—	—	—	—
South	5,918	1,932	—	—	—	7,850
East	15,034	8,880	—	—	156	24,070
Corporate and Other	(8,279)	149	1,733	1,614	(11)	(4,794)

Total Excluding Pre-Acquisition	$14,028	$15,604	$1,733	$1,614	$305	$33,284

Pre-Acquisition (1):
West	$6,816	$2,769	$6	$—	$—	$9,591
Midwest	24,182	9,951	37	—	—	34,170
South	19,347	4,252	26	74	—	23,699
East	(875)	713	—	—	—	(162)
Corporate and Other	(6,261)	275	1,170	—	549	(4,267)

Total Pre-Acquisition	$43,209	$17,960	$1,239	$74	$549	$63,031

Including Pre-Acquisition:
West	$8,171	$7,412	$6	$—	$160	$15,749
Midwest	24,182	9,951	37	—	—	34,170
South	25,265	6,184	26	74	—	31,549
East	14,159	9,593	—	—	156	23,908
Corporate and Other	(14,540)	424	2,903	1,614	538	(9,061)

Total Including Pre-Acquisition (2)	$57,237	$33,564	$2,972	$1,688	$854	$96,315

1.	Figures are for Isle of Capri Casinos, Inc. (“Isle”) for the three months ended March 31, 2017. Such figures were prepared by the Company to reflect Isle’s unaudited consolidated historical net revenues, operating income and Adjusted EBITDA for periods corresponding to ERI’s fiscal quarterly calendar. Such figures are based on the unaudited internal financial statements and have not been reviewed by the Company’s auditors and do not conform to GAAP.
2.	Total figures for 2017 include combined results of operations for Isle and ERI for periods preceding the date that ERI acquired Isle. Such presentation does not conform with GAAP or the Securities and Exchange Commission rules for pro forma presentation; however, we believe that the additional financial information will be helpful to investors in comparing current results with results of prior periods. This is non-GAAP data and should not be considered a substitute for data prepared in accordance with GAAP, but should be viewed in addition to the results of operations reported by the Company.
3.	Transaction expenses represent costs related to the acquisition of Isle for the three months ended March 31, 2018 and 2017 and costs related to the acquisitions of Grand Victoria Casino and Tropicana Entertainment Inc. for the three months ended March 31, 2018.
4.	Other is comprised of severance expense, $9.8 million in impairment charges, (gain) loss on the sale or disposal of property and equipment, equity in income of unconsolidated affiliate, other regulatory gaming assessments for the three months ended March 31, 2018 and 2017 and costs associated with the sales of Vicksburg and Presque Isle Downs for the three months ended March 31, 2018.
5.	The prior period presentation has been adjusted for the adoption of Accounting Standards Codification (ASC) No. 606 “Revenue from Contracts with Customers” effective January 1, 2018 utilizing the full retrospective transition method. See reconciliation table on the last page of this release for further details.

	Reconciliation Table Three Months Ended March 31, 2017

	As Reported	Adjustments	As Adjusted
Gross Revenues	$219,546	$(17,153)	$202,393
Promotional Allowances	(18,621)	18,621	—

Net Revenues	$200,925	$1,468	$202,393

Operating Income (Loss)	14,149	(121)	14,028
Net Income (Loss)	1,021	(76)	945